Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

AVEO Reports First Quarter 2013 Financial Results

CAMBRIDGE, Mass., April 29, 2013 – AVEO Oncology (NASDAQ: AVEO) today reported first quarter 2013 financial results. In lieu of a quarterly financial update conference call, the AVEO management team expects to host a conference call on May 2, 2013 following the review by the U.S. Food and Drug Administration’s Oncologic Drugs Advisory Committee (ODAC) of the company’s New Drug Application (NDA) for tivozanib.

“AVEO has several key events ahead this year, including the May 2 ODAC review of our NDA for tivozanib for the treatment of patients with advanced renal cell carcinoma and our PDUFA target action date of July 28,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “Our company, in collaboration with our partner Astellas, is preparing for these important milestones while continuing our launch readiness efforts in support of the potential launch of tivozanib in the second half of the year.”

First Quarter 2013 Financial Results

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Total revenue for the first quarter of 2013 was approximately $0.3 million compared with $0.9 million for the first quarter of 2012. Revenue in the first quarter of 2013 related to AVEO’s collaboration agreements with Biogen and Astellas. The decrease compared to the first quarter of 2012 is primarily due to revenue related to AVEO’s collaboration agreement with Centocor, a unit of Johnson & Johnson, which did not recur in the first quarter of 2013.

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Research and development (R&D) expense for the first quarter of 2013 was $21.0 million compared with $24.8 million for the first quarter of 2012. The decrease in R&D expense was primarily due to a decrease in clinical trial costs primarily related to tivozanib. This decrease was partially offset by an increase in rent expense, largely related to rent expense for our future headquarters that was allocated to R&D expense.

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General and administrative (G&A) expense for the first quarter of 2013 was $12.4 million compared with $9.0 million for the first quarter of 2012. The increase in G&A expense was primarily driven by an increase in personnel-related expenses, expenses related to pre-commercialization activities for tivozanib, as well as an increase in rent expense, largely related to rent expense for our future headquarters that was allocated to G&A expense.

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Net loss for the first quarter of 2013 was $34.1 million, or basic and diluted net loss per share of $0.69, compared with a net loss of $33.2 million, or basic and diluted net loss per share of $0.77, for the first quarter of 2012.

•	AVEO ended the first quarter of 2013 with cash, cash equivalents and marketable securities of $191.6 million.

Financial Guidance

Based on current operating plans, AVEO continues to expect to end 2013 with approximately $60 million in cash, cash equivalents and marketable securities, and anticipates that this capital is sufficient to fund its operations into the second quarter of 2014.

Key Recent Developments

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ODAC Meeting Scheduled: As previously announced, ODAC will review the company’s NDA for tivozanib for the treatment of patients with advanced renal cell carcinoma (RCC) during the morning session of its meeting on May 2, 2013. ODAC reviews and evaluates data concerning the safety and effectiveness of marketed and investigational human drug products for use in the treatment of cancer, and makes recommendations to the Commissioner of Food and Drugs. According to the timelines established by the Prescription Drug User Fee Act (PDUFA), the review of the NDA is expected to be complete by July 28, 2013.

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Completed public offering raising total net proceeds of approximately $53.6 million: In January 2013, AVEO completed an underwritten public offering of 7,667,050 shares of common stock, comprised of 6,667,000 shares of common stock initially offered and an additional 1,000,050 shares of common stock sold pursuant to the underwriters’ exercise of their over-allotment option, at a price to the public of $7.50 per share. Aggregate net proceeds to the company were approximately $53.6 million.

Post-ODAC Conference Call and Webcast Scheduled for May 2, 2013

In lieu of a quarterly financial update conference call, the AVEO management team expects to host a conference call at 4:30 p.m. (ET) on May 2, 2013, to discuss the ODAC panel’s review of the tivozanib NDA. The call can be accessed by dialing 1-866-730-5771 (domestic) or 1-857-350-1595 (international) five minutes prior to the start of the call and providing the passcode 79239089. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 70099254. The replay will be available for two weeks from the date of the call.

A webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveooncology.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the planned launch of tivozanib; the timing of the review by ODAC and

AVEO’s related conference call; AVEO’s estimates for its 2013 year-end cash balance and its estimate with respect to the availability of cash to fund its operating plans into the second quarter of 2014; the targeted date for the completion of the FDA’s review of the tivozanib NDA; tivozanib’s potential in treating patients with kidney cancer; and AVEO’s plans to leverage its Human Response Platform. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: whether the results of AVEO’s TIVO-1 study are sufficient to obtain marketing approval for tivozanib in the U.S. and abroad, which turns on the ability of AVEO to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities the safety and efficacy of tivozanib based upon the findings of the TIVO-1 study, including its data with respect to progression-free survival, the rate of adverse events, overall survival and other information that the FDA may determine to be relevant to approvability; AVEO’s ability to demonstrate in subsequent trials the safety and efficacy levels it demonstrated in earlier trials of tivozanib; ongoing regulatory requirements with respect to the approval of tivozanib, including the risk that FDA or any comparable foreign regulatory agency could require additional positive clinical trials as the basis for product approval; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; unplanned operating expenses; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to maintain its collaboration with Astellas; AVEO’s and Astellas’ ability to successfully launch and commercialize tivozanib if and when it may be approved for commercialization by the FDA and/or foreign regulatory authorities; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Annual Report on Form 10-K and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Investor Contact:	Media Contact:
Caton Morris, Pure Communications	Rob Kloppenburg, AVEO Oncology
(910) 232-7166	(617) 930-5595
or
Dan Budwick, Pure Communications
(973) 271-6085

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value amounts)

(Unaudited)

	March 31,	December 31,
	2013	2012

Assets
Cash, cash equivalents and marketable securities	$191,634	$160,602
Accounts receivable	9,181	20,649
Prepaid expenses and other current assets	9,744	9,430
Property and equipment, net	13,331	12,867
Other assets	3,925	3,921

Total assets	$227,815	$207,469

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$26,150	$30,171
Total loans payable	26,115	26,037
Total deferred revenue	19,361	19,685
Total deferred rent	13,769	11,400
Other liabilities	1,238	1,238
Stockholder’s equity	141,182	118,938

Total liabilities and stockholders’ equity	$227,815	$207,469

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months
	Ended March 31,
	2013	2012
Collaboration revenue	$323	$860

Operating expenses:
Research and development	20,962	24,776
General and administrative	12,449	8,983
Restructuring	67	—

	33,478	33,759

Loss from operations	(33,155)	(32,899)

Other income and expense:
Other income (expense), net	(101)	299
Interest expense	(870)	(845)
Interest income	41	199

Other expense, net	(930)	(347)

Net loss	(34,085)	$(33,246)

Net loss per share - basic and diluted	$(0.69)	$(0.77)

Weighted average number of common shares outstanding	49,380	43,254